STOCK PURCHASE AGREEMENT



                     Dated as of March 8, 1996



                               among



                GENERAL ATLANTIC PARTNERS 14, L.P.,





                  GAP COINVESTMENT PARTNERS, L.P.



                                and



                   CONTINENTAL CASUALTY COMPANY

          THIS STOCK PURCHASE AGREEMENT, dated as of March 8, 1996 (the "Agreement"), is among General Atlantic Partners 14, L.P., a Delaware limited partnership ("GAP 14"), GAP Coinvestment Partners, L.P., a New York limited partnership, as successor to GAP Coinvestment Partners, a New York general partnership ("GAP Coinvestment" and, together with GAP 14, the "Sellers") and Continental Casualty Company, an Illinois domestic insurance company ("CNA").

          WHEREAS, Sellers are the record holders of an aggregate of 1,519,024 shares of Common Stock of Policy Management Systems Corporation, a South Carolina corporation (the "Company"), $.01 par value per share (the "Common Stock") as set forth in Schedule I hereto; and

          WHEREAS, Sellers desire to sell and CNA desires to purchase 759,512 shares of the Common Stock (the "Purchased stock");

          WHEREAS, Sellers desire to sell and the Company desires to purchase 759,512 shares of Common Stock pursuant to a stock purchase agreement (the "Company Agreement") between Sellers and the Company dated as of the date hereof;

          NOW, THEREFORE, it is hereby agreed as follows:


          1.   PURCHASE AND SALE OF COMMON STOCK.

               (a) Sellers hereby agree to sell, convey, transfer and deliver to CNA, and CNA hereby agrees to purchase from Sellers, the Purchased Stock for the purchase price set forth below (the "Purchase Price").

               (b) The "Purchase Price" shall be an aggregate of $37,975,600. The number of shares of Purchased Stock to be sold by each of GAP 14 and GAP Coinvestment to CNA at the Closing (as hereinafter defined) and that portion of the aggregate Purchase Price therefor to be paid to each of the Sellers are set forth on Schedule I hereto.

          2.   REPRESENTATIONS  AND  COVENANTS  OF  SELLERS.   Each  of the
Sellers hereby represents, warrants and covenants to CNA as follows as to itself:

               (a) ORGANIZATION AND GOOD STANDING. GAP Coinvestment is a limited partnership duly organized and validly existing under the laws of the State of New York. GAP 14 is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

               (b)  TITLE  TO  COMMON  STOCK.   Each  of  GAP  14  and  GAP
Coinvestment is the record holder and sole beneficial owner of the Purchased Stock being sold pursuant to this Agreement as set forth on
Schedule I hereto and such Purchased Stock is free and clear of any claim, lien, pledge, option, charge, security interest or encumbrance of any nature whatsoever (collectively "Encumbrances") with respect to GAP 14 or GAP Coinvestment, as the case may be.

               (c) AUTHORITY; EXECUTION AND DELIVERY, ETC. Each of GAP 14 and GAP Coinvestment has full power and authority to enter into this Agreement and the Company Agreement and to sell the Purchased Stock and the shares of Common Stock to be sold pursuant to the Company Agreement in accordance with the terms hereof and thereof. The execution, delivery and performance of this Agreement and the Company Agreement have been duly authorized by each of GAP 14 and GAP Coinvestment and no other actions on the part of GAP 14 or GAP Coinvestment are required. This Agreement and the Company Agreement have been duly executed and delivered by GAP 14 and GAP Coinvestment and constitute the legal, valid and binding obligation of each of GAP 14 and GAP Coinvestment, enforceable against it in accordance with its terms.

               (d) CONSENTS, NO CONFLICTS, ETC. Except as contemplated by Sections 5(a), 6(b), 6(c) and 6(e), none of the execution and delivery of this Agreement, the consummation by GAP 14 or GAP Coinvestment of this Agreement or the Company Agreement, or compliance by GAP 14 or GAP Coinvestment with any of the provisions hereof or the Company Agreement will (with or without the giving of notice or the passage of time) (i) violate or conflict with any provision of the limited partnership agreement (or equivalent organizational documents) of GAP 14 or GAP Coinvestment or any agreement, instrument, judgment, decree, statute or regulation applicable to GAP 14 or GAP Coinvestment or any assets or properties of GAP 14 or GAP Coinvestment, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to GAP 14 or GAP Coinvestment or any of the respective assets or properties of GAP 14 or GAP Coinvestment or
(iii) require the consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with, any court, arbitrator or governmental, administrative or self-regulatory authority or any other third party whatsoever.

               (e) LITIGATION. There is no litigation, proceeding, labor dispute, arbitral action or government investigation pending or, so far as known to GAP 14 or GAP Coinvestment, threatened against GAP 14 or GAP Coinvestment with respect to the Purchased Stock, this Agreement or the Company Agreement which if adversely determined could prohibit or prevent GAP 14 or GAP Coinvestment from consummating the transactions contemplated hereby of thereby. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against GAP 14 or GAP Coinvestment with respect to the Purchased Stock or the Common Stock to be sold pursuant to the Company Agreement.

               (f) NO BROKERS. Neither GAP 14 nor GAP Coinvestment has entered into and neither will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of CNA to pay any finder's fee, brokerage commission or similar payment in
connection with the transactions contemplated  hereby.   Each of GAP 14 and
GAP Coinvestment agrees to indemnify and hold CNA harmless from and against any and all claims, liabilities or obligations with respect to any finder's fees, brokerage commissions or similar payments asserted by any person on the basis of any act or statement alleged to have been made by GAP 14 or GAP Coinvestment.

               (g) NO PLEDGE; OTHER ACTIONS. Each of GAP 14 and GAP Coinvestment agrees that prior to the Closing, it will not (i) sell, transfer, pledge, hypothecate or otherwise dispose of or create any Encumbrances on the Purchased Stock or make any agreement or commitment to do any of the foregoing, (ii) take or omit to take any action which would have the effect of preventing or disabling GAP 14 or GAP Coinvestment from performing their respective obligations under this Agreement or (iii) take any action which would make any of the representations and warranties contained in this Section untrue in any material respect.

          3.   REPRESENTATIONS   AND  COVENANTS   OF   CNA.    CNA   hereby
represents, warrants and covenants to Sellers as follows:

               (a)  ORGANIZATION AND  GOOD  STANDING.   CNA is an insurance
company duly authorized to conduct its appropriate business under the insurance laws of the State of Illinois.

               (b) AUTHORITY; EXECUTION AND DELIVERY, ETC. CNA has full power and authority to enter into this agreement and to purchase the Purchased Stock in accordance with the terms hereof. This Agreement has been duly executed and delivered by CNA and constitutes the legal, valid and binding obligation of CNA, enforceable against CNA in accordance with its terms.

               (c)  CONSENTS, NO CONFLICTS, ETC.  Except as contemplated by
Section 5(a), 6(b) and 6(e) hereof, neither the execution and delivery of this Agreement, the consummation by CNA of the transactions contemplated hereby, nor compliance by CNA with any of the provisions hereof will (with or without the giving of notice or the passage of time) (i) violate or conflict with any provision of the Articles of Incorporation or by-laws of CNA or any agreement, instrument, judgment, decree, statute or regulation applicable to CNA or any assets or properties of CNA, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CNA or any assets or properties of CNA or (iii) require the consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with, any court, arbitrator or governmental, administrative or self-regulatory authority or any other third party whatsoever other than disclosure of the transactions contemplated hereby in CNA's filings pursuant to the federal securities laws and the rules of any stock exchange on which the Common Stock is listed and the premerger requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

               (d) LITIGATION. There is no litigation, proceeding, arbitral action or government investigation pending or, so far as known to CNA, threatened against CNA with respect to the Purchased Stock or this Agreement which if adversely determined could prohibit or prevent CNA from
consummating the transactions contemplated  hereby.   There are no
decrees, injunctions or orders of any court or governmental department or agency outstanding against CNA with respect to the Purchased Stock.

               (e) NO BROKERS. CNA has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of either or both of Sellers to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. CNA agrees to indemnify and hold Sellers harmless from and against any and all claims, liabilities or obligations with respect to any finder's fees, brokerage commissions or similar payments asserted by any person on the basis of any act or statement alleged to have been made by CNA.

          4. THE CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Section 6 hereof, the closing of the purchase and sale of the Purchased Stock (the "Closing") shall take place at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019, simultaneously with and on the date of the closing under the Company Agreement with respect to the Sellers' sale of 759,512 shares of Common Stock to the Company (the "Closing Date"); provided that the Closing Date shall not be later than May 15, 1996 unless agreed to in writing by CNA and Sellers. At the Closing and subject to the conditions set forth in Section 6 of this Agreement, Sellers will make the delivery specified in clause (a) and (b) below and CNA will make the deliveries specified in clause (c) below.

               (a) CERTIFICATES REPRESENTING THE STOCK. Each of the Sellers will deliver to CNA certificates evidencing the number of shares of Purchased Stock being sold by such Seller hereby, free and clear of Encumbrances, duly endorsed for transfer to CNA's order or Accompanied by stock powers duly executed to CNA's order and with all requisite documentary or stock transfer tax stamps affixed.

               (b) PROXIES. In the event that the Closing should take place on or after the record date for the Company's 1996 annual meeting of shareholders, Sellers shall deliver to CNA at the Closing irrevocable proxies, in form and substance reasonably acceptable to CNA, allowing CNA to vote at such meeting the shares of the Purchased Stock acquired by CNA from Sellers at the Closing.

               (c) CNA'S PERFORMANCE. CNA will pay to each of the Sellers that portion of the Purchase Price to be paid to each of the Sellers as set forth in Schedule I hereto by wire transfer of immediately available funds to such bank accounts as the Sellers shall have designated in writing to CNA at least three days prior to the Closing.

          5.   OTHER AGREEMENTS.

               (a) CNA shall use its commercially reasonable efforts to cause the "ultimate parent entity" of the "acquiring person" (as such terms are used in the HSR Act) of the Purchased Stock to file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") on or before March 22, 1996 complete and accurate HSR Forms in respect of the transactions contemplated hereby and to request early termination of the waiting period under the HSR Act.

               (b) Each of the Sellers and CNA will each cooperate with the others and use reasonable efforts consistent with their best judgment to cause the fulfillment of the conditions to the others' obligations hereunder. Without limiting the generality of the foregoing, if any order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any court or other governmental authority having jurisdiction which prohibits or restricts the consummation of the transactions contemplated hereby or if any action, suit, claim or proceeding before any court or governmental authority shall be threatened or shall have been commenced and be pending which seeks to prohibit or restrict the consummation of the transactions contemplated hereby, each of the Sellers and CNA each shall use reasonable efforts consistent with its best judgment and take such actions as may be necessary, at its own expense, to have any such order, stay, judgment or decree lifted or dismissed and any such suit, action or proceeding dismissed or terminated.

               (c)(i) CNA agrees and acknowledges that it has been given the opportunity to meet with Company officials and to have representatives of the Company answer questions regarding the Company's affairs and condition. CNA acknowledges that it has undertaken its investigation and evaluation of the Company independently of Sellers and for CNA's own purposes.

                (ii) Except with respect to the representations and warranties made in Section 2 hereof, CNA has not relied in any way whatsoever on Sellers in making its investment decision.

               (iii) CNA agrees, to the full extent allowed by applicable law, that it hereby waives all claims of whatever nature against Sellers or their agents relating in any manner whatsoever to this stock sale, other than claims arising out of Sellers' representations in Section 2. This waiver of claims includes, without limitation, such claims in existence which are unknown to CNA and all potential future such claims.

                (iv) CNA acknowledges its status as an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended. CNA acknowledges that it has been represented by competent counsel sophisticated in transactions of this nature, has had full opportunity to consult with and receive advice from such counsel, and is relying on no other representations or statements (including omissions) by Sellers, other than those set forth in Section 2 of this Agreement.

                 (v) All of these Sections shall apply to any assignees or successors of CNA, should Sellers later consent to such.

          6.   CONDITIONS TO THE CLOSING.

               (a)  It shall be a condition to CNA's obligation
to purchase the Purchased Stock at the Closing that (i) the representations, warranties and covenants of Sellers shall be true and correct in all material respects (and by tendering the Purchased Stock at the Closing Sellers shall be deemed to have represented and warranted that this is so), (ii) there is not in effect at the time any preliminary or permanent injunction or other order by any court or governmental authority having jurisdiction, or any law or regulation, which prevents or restrains the purchase or sale and delivery of the Purchased Stock, (iii) all actions, instruments and documents required to consummate the purchase of the Purchased Stock provided for in this Agreement, and all other related legal matters, shall be reasonably satisfactory to CNA and (iv) the Company and Sellers shall have consummated the sale by Sellers to the Company of 759,512 shares of the Common Stock pursuant to the Company Agreement simultaneously with the Closing under this Agreement.

               (b) It shall be a condition to CNA's obligation to purchase the Purchased Stock at the Closing that all applicable persons for the stock sale to CNA shall have filed with the FTC and the DOJ, pursuant to the HSR Act, a complete and accurate notification and report form with respect to the transaction contemplated hereby, and the waiting period required to expire under the HSR Act, including any extension thereof, shall have expired prior to the Closing Date without the imposition by the FTC or DOJ of any restriction upon CNA or the Company by reason of CNA's purchase of the Purchased Stock hereunder.

               (c) It shall be a condition to CNA's obligation to purchase the Purchased Stock at the Closing that the Company shall have executed and delivered a Shareholder's Agreement and a Registration Rights Agreement, each dated the date hereof and each among the Company and CNA, and that such agreements shall be in full force and effect on the Closing.

               (d) It shall be a condition to the obligation of each of the Sellers to sell the Purchased Stock to be sold by such Seller at the Closing that (i) the representations, warranties and covenants of each of CNA shall be true and correct in all material respects (and by tendering the Purchase Price at the Closing CNA shall be deemed to have represented and warranted that this is so), (ii) there is not in effect at the time any preliminary or permanent injunction or other order by any court or governmental authority having jurisdiction, or any law or regulation, which prevents or restrains the purchase or sale and delivery of the Purchased Stock, (iii) all actions, instruments and documents required to consummate the transactions provided for in this Agreement, and all other related legal matters, shall be reasonably satisfactory to the Sellers and (iv) the Company and Sellers shall have consummated the sale by Sellers to the Company of 759,512 shares of the Common Stock pursuant to the Company Agreement simultaneously with the Closing under this Agreement.

               (e) It shall be a condition to the obligation of each of the Sellers to sell that portion of the Purchased Stock to be sold by such Seller at the Closing that all applicable persons for the stock sale to CNA shall have filed with the FTC and the DOJ pursuant to the HSR Act complete and accurate HSR Forms with respect to the transaction contemplated hereby and the waiting period required to expire under the HSR Act, including any extension thereof, shall have expired prior to the Closing Date without the imposition by the FTC or DOJ of any restriction upon either of the Sellers by reason of Sellers' sale of the Purchased Stock hereunder.

          7. SPECIFIC PERFORMANCE. The parties hereto acknowledge that money damages are an inadequate remedy for a breach of this Agreement which would prevent consummation of the sale of the Purchased Stock to CNA because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in such event. Therefore, each party agrees that the nonbreaching party may obtain specific performance to mandate sale and purchase of the Purchased Stock to CNA in accordance with this Agreement in the event the other party's breach would otherwise prevent consummation of the sale of the Purchased Stock to, and purchase of the Purchased Stock by, CNA as set forth in this Agreement.

          8.   MISCELLANEOUS.

               (a) EXPENSES. Each party shall be liable for its own expenses in connection with the transactions contemplated by this Agreement.

               (b) AMENDMENTS, ETC. All amendments or waivers of any provisions of this Agreement may only be made pursuant to a written instrument executed by the parties hereto or their successors and assigns.

               (c) SUCCESSORS AND ASSIGNS. All covenants and agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors and assigns of such party. PROVIDED, HOWEVER, that no party hereto may assign any of its rights or obligations under this Agreement without the written consent of the other parties hereto.

               (d) NOTICES. All notices, requests and other communications provided for hereunder shall be effective upon receipt, shall be in writing and shall be deemed to have been duly given if delivered in person or by courier, telegraph, telex or by facsimile transmission with electromechanical report of delivery:

               If to CNA:

               Continental Casualty Company
               CNA Plaza
               Chicago, Illinois 60685

               Attention:  Secretary
               Telephone:  (312) 822-5158
               Telecopier:  (312) 822-1297

               If to Sellers:

               c/o General Atlantic Service Corporation
               125 East 56th Street
               New York, New York 10022

               Attention:  Stephen P. Reynolds
               Telephone:  (212) 888-9191
               Telecopier:  (212) 593-5192

               with a copy to:

               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, New York 10019-6064

               Attention:  Matthew Nimetz, Esq.
               Telephone:  (212) 373-3000
               Telecopier:  (212) 373-2377

               or to such other address with respect to any party as such party shall notify the others in writing.

               (e) GOVERNING LAW AND JURISDICTION. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York (without regard to the choice of law provisions thereof).

               (f)  HEADINGS.   The  descriptive  headings  of  the several
paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

               (g) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

               (h)  PUBLIC  ANNOUNCEMENTS.   Neither  Sellers  nor CNA will
issue any press release or public announcement of the transactions contemplated hereby except (i) as they may mutually agree in writing with the Company or (ii) as may be required in the opinion of counsel under applicable law in which case the party so required to make such an announcement shall provide a draft of the proposed announcement and a copy of such opinion to the other party and the Company no less than two (2) business days prior to the date of the proposed announcement (unless it is unlawful or impracticable to do so).

               (i) COMPLETE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and, except as provided herein, supersedes all previous negotiations, commitments and writings. This Agreement is not intended to confer any benefit upon any person other than the parties hereto.

               (j) TERMINATION. This Agreement shall terminate if the Closing contemplated hereby shall not have occurred on or prior to May 15, 1996. Notwithstanding the foregoing, the provisions of Sections 8(a) and 8(h) shall survive termination of this Agreement.

          IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

                         GENERAL ATLANTIC PARTNERS 14, L.P.
                            By GENERAL ATLANTIC PARTNERS, LLC


                         By:  /S/ STEVEN A. DENNING
                              Name:  Steven A. Denning
                              Title:  A Managing Member


                         GAP COINVESTMENT PARTNERS, L.P.


                         By:  /S/ STEVEN A. DENNING
                              Name:  Steven A. Denning
                              Title:  A General Partner


                         CONTINENTAL CASUALTY  COMPANY


                         By:  /S/ PHILIP L. ENGEL
                              Name:  Philip L. Engel
                              Title:  President

                                   SCHEDULE I



                                SHARES OF PURCHASED          AGGREGATE PURCHASE
SELLER                           STOCK TO BE SOLD             PRICE TO BE PAID

GAP Partners 14, LP                683,561                   $34,178,050
GAP Coinvestment Partners, L.P.     75,951                    $3,797,550
Total                              759,512                   $37,975,600